Exhibit 10.1


                              RESIGNATION AGREEMENT

         This Agreement by and between David D. French ("Mr. French") a resident of Austin, Texas, and Cirrus Logic, Inc. ("Cirrus" or "Company"), a Delaware corporation, is made and effective this 5 day of March, 2007 ("Effective Date").

         Whereas, Mr. French is employed by Cirrus as President and Chief Executive Officer pursuant to an Employment Agreement dated February 27, 2002 ("Employment Agreement");

         Whereas, Mr. French is a member of the Board of Directors of Cirrus ("Board");

         Whereas, Cirrus has granted Mr. French restricted stock pursuant to an agreement providing a grant date of June 25 ("Restricted Stock Agreement") and stock options pursuant to agreements providing grant dates of June 25, 1998; October 8, 1998; June 3, 1999; July 29, 1999; May 25, 2000; October 3, 2000;
August 15, 2001;  February 27, 2002; April 4, 2002; February 26, 2003; March 31,
2003;  March  26,  2004;  July  29,  2004;  March 2,  2005;  and  March 1,  2006
(collectively, "Stock Option Agreements");

         Whereas, effective immediately, Mr. French desires voluntarily to resign as President and Chief Executive Officer, as a member of the Board and all other positions he may have with Cirrus or any affiliated company, and Cirrus desires to accept such resignations effective immediately;

         Whereas, in connection with Mr. French's resignation, the parties desire to amend and restate their rights and obligations with respect to each other;

         Now, therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Mr. French and Cirrus agree:

         1. To be effective immediately, Mr. French hereby resigns as President and Chief Executive Officer, as a member of the Board, and from all other positions he may hold with Cirrus or any affiliated company, and Cirrus hereby accepts Mr. French's resignation from all such positions. Mr. French further agrees to execute such documents and take such acts as the Company determines necessary to affect his resignation from all such positions.

         2. On the date that is six months following the Effective Date, Cirrus shall pay Mr. French in cash four hundred seventy-seven thousand six hundred dollars ($477,600) and such payment, except as otherwise specifically provided herein, shall be full and complete accord and satisfaction of all obligations under his Employment Agreement or any severance plan or program of any kind or character Cirrus or any affiliated company may have to Mr. French. Payments under this section shall not be subject to offset; provided, however, the amount to be repaid as provided in Section 7 may be offset from this payment if not previously paid by Mr. French.

         3. The stock options granted to Mr. French with Date of Grant on October 3, 2000 (which consist of options to purchase 150,000 shares) and August 15, 2001 (which consist of options to purchase 150,000 shares) are hereby cancelled and are not exercisable by Mr. French.

         4. Fifty percent (50%) of those stock options granted Mr. French pursuant to the Stock Option Agreements with Date of Grant after February 27, 2002, which have not previously vested, shall vest on the Effective Date. All such options shall become fully exercisable subject to the terms and conditions of the Cirrus Logic, Inc. 1996 Stock Option Plan ("1996 Plan"), the individual Stock Option Agreements, and such restrictions, if any, as required by federal law or regulation or the regulation of any stock exchange. The remaining fifty percent (50%) of stock options granted Mr. French pursuant to the Stock Option Agreements with Date of Grant after February 27, 2002, which have not previously vested, shall terminate and no longer be exercisable.

         5. All stock options granted to Mr. French which shall have vested on or before the Effective Date shall remain exercisable for three months following the Effective Date, after which date such stock options shall terminate and shall no longer be exercisable. Provided, however, in the event the Company is prohibited from issuing common stock pursuant to the Company's stock option plans during the three month period following the Effective Date, the period during which Mr. French may exercise his vested options shall be extended until the later of (i) 30 days following the prohibited period, (ii) 90 days from the Effective Date, or (iii) on the same terms and conditions as non-executive employees rights to exercise vested stock options are extended, if an extension is granted as a result of the prohibition on Company's issuing common stock during the three months following the Effective Date; but in no event under (i),
(ii) or (iii) greater than 180 days from the Effective Date. In the event Mr. French exercises on or after the Effective Date stock options previously vested or vested as provided herein, any such exercise shall be according to the terms and conditions of the 1996 Plan, the individual Stock Option Agreements and such restriction, if any, as required by federal law or regulation or the regulation of any stock exchange; provided, however, Mr. French hereby agrees (1) that he will not exercise any vested stock options until the prohibited period ends with the Company and its public accountants, in accordance with U.S. Generally Accepted Accounting Principles, restatement of such historical financial statements as the Company and its public accountants determine appropriate and such related financial statements are filed with the Securities and Exchange Commission ("SEC") and (2) that the exercise price for such options shall be adjusted as determined appropriate by the Administrator (as defined in the1996
Plan) to satisfy the fair market value requirements of the 1996 Stock Option Plan based upon the accounting measurement date for the grant of such options recognized by the Company in its restatement of historical financial statements.

         6. To the extent Mr. French has prior to the Effective Date vested in restricted stock pursuant to the Restricted Stock Agreement or exercised stock options pursuant to the Stock Option Agreements, Mr. French hereby agrees (1) to amend any tax return and, if required, pay all applicable taxes, penalties, and interest to account for any adjustment to the grant date or stock option exercise price determined appropriate by the Administrator (as defined in the plan) pursuant to the 1996 Plan based upon the accounting measurement date for the grant of such restricted stock and options recognized by the Company in its restatement of historical financial statements, and (2) pay the Company the difference between the exercise price paid upon exercise and the exercise price as determined appropriate by the Administrator (as defined in the 1996 Plan) pursuant to the 1996 Plan based upon the accounting measurement date for the grant of such restricted stock and stock options recognized by the Company in its restatement of historical financial statements.

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         7.  If  the  Company,   in  accordance  with  U.S.  Generally  Accepted
Accounting Principles, determines restatement of the Company's historical financial statements filed with the SEC would have resulted in Mr. French not earning a bonus or incentive compensation for any such period or earning a reduced bonus or incentive compensation under either the Variable Compensation Plan or Executive Incentive Plan, then Mr. French shall within five (5) business days of receiving notice of such restatement repay to Cirrus that portion of any bonus or incentive compensation that would not have been earned had the restated
financial   statements   been  used  to   calculate   such  bonus  or  incentive
compensation. The parties agree that the amount to be repaid pursuant to this section shall not exceed one hundred thousand dollars ($100,000).

         8. Mr. French shall receive such benefits as he may have from the Company's retirement plan according to the terms and conditions of that plan pursuant to any elections made by Mr. French.

         9. Sections 2(d), 9, and 14, relating to Relocation, Moving Expenses, Governing Law, and Arbitration, respectively, shall remain in full force and effect; otherwise, the Employment Agreement is hereby superseded and extinguished by this Agreement.

         10. All prior agreements between Mr. French and Cirrus and all common law obligations of Mr. French to Cirrus relating to trade secrets, confidential and proprietary information; inventions and original works; competition against the Company; and solicitation of Company customers and employees shall remain in full force and effect.

         11. The Indemnification Agreement between Mr. French and Cirrus dated June 25, 1998 shall remain in full force and effect.

         12. On reasonable notice and request of Cirrus' General Counsel or such other person designated by the Board, Mr. French shall cooperate with Cirrus in all matters related to his employment with Cirrus or the winding up of any pending work and the orderly transfer of such work; any investigation or inquiry undertaken by Cirrus, its Board or any committee of the Board, or any governmental agency or stock exchange including without limitation the Securities and Exchange Commission, the Department of Justice and The Nasdaq Stock Market, Inc.; and with respect to any litigation or administrative proceeding against Cirrus or any employee, officer, or director of Cirrus. Mr. French's duty of cooperation includes but is not limited to taking such acts and executing such documents as the Company determines appropriate and are commercially and legally reasonable.

         13. Mr. French will deliver to Cirrus immediately all business records in his possession, custody, or control, including without limitation all analyses, correspondence, data, or information, memoranda, notes, records, documents, or other materials (in whatever form maintained, whether electronic, hard copy or otherwise) composed or received by Mr. French, solely or jointly with others, related in any manner to the past, present, or anticipated business of Cirrus or any affiliated company and all property owned by Cirrus or any affiliated company. Mr. French represents and agrees that he has no claim or right, title or interest in any property designated on Cirrus' records as property or assets of Cirrus. Mr. French shall remove all property owned by him from Cirrus' premises immediately.

         14. Should any provision of this Agreement be held to be invalid or wholly or partially unenforceable by a final, non-appealable judgment in a court of competent jurisdiction, such holding shall not invalidate or void the remainder of this Agreement, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable or, if such is not possible, then such portions shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

         15. The parties understand and agree that the terms of this Agreement are to compromise doubtful and disputed claims between them, avoid litigation, and buy peace, and that no statement or consideration herein shall be construed as an admission of any claim, such admissions being expressly denied.

         16. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas without regard to conflict of law principles unless preempted by federal law, in which case federal law shall govern.

         17. Except as expressly provided herein, this Agreement supersedes, replaces, and merges all previous agreements and discussions relating to Mr. French' resignation from all positions with Cirrus and constitutes the entire agreement between Mr. French and Cirrus with respect to Mr. French's resignation. The parties execute this Agreement without reliance on any representation or promise, of any kind or character, not expressly set forth herein. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Cirrus, by an authorized officer.

         18. Except for proceedings seeking injunctive relief, including, without limitation, allegations of misappropriation of trade secrets or other confidential and proprietary information, copyright or patent infringements, or breach of any anti-competition and no solicitation provisions of any agreement between Mr. French and Cirrus, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration of this Agreement shall include all claims, regardless of whether the dispute arises during the term of the Agreement, at the time of termination or thereafter. Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration, there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be Austin, Texas. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court of such a determination.

19. Any notices required or permitted to be given under this Agreement shall be properly made if delivered, in the case of Cirrus, to:

                  2901 Via Fortuna
                  Austin, TX  78746
                  Attention:  General Counsel

                  In the case of Mr. French to:

                  8206 Tyndale Cove
                  Austin, TX  78733

         20. Mr. French shall be solely responsible for payment of all taxes incurred with respect to the payments set forth herein, including but not limited to federal income and excise taxes and shall indemnify the Company with respect to any liability arising from his failure to pay any and all applicable taxes. The Company shall, as required, withhold from any payment hereunder amounts required by any taxing authority.

         21. This Agreement shall be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and, as to Cirrus, assigns, including without limitation, any successor to Cirrus by merger, consolidation, sale of stock or assets, or otherwise.

         In witness whereof, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument, at Austin, Travis County, Texas on the Effective Date.


                                    /s/ David D. French
                                    -------------------
                                    David D. French



                                    Cirrus Logic, Inc.


                                    By: /s/ Michael L. Hackworth
                                    ----------------------------
                                    Michael L. Hackworth

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